Exhibit 99.1

---------- Forwarded message ----------
From: Robert Froehlich <drbobf@gmail.com>
To: “Stewart Michael R. - PhotoMedex, Inc.” <michaelstewart443@gmail.com>
Cc: “Froehlich Dr. Bob - KANE COUNTY COUGARS” <drbobf@gmail.com>, “Rafaeli Dolev - PhotoMedex, Inc.” <dolev.rafaeli@gmail.com>, Dennis McGrath <dmm@pavmed.com>, Leider Richard <richard@anvilbuilders.com>, Michele Pupach <mpupach@fcglobalrealty.com>, “Shiv Sagiv - National Securities Corp.” <sshiv@nationalsecuritiesib.com>, “Bell Bruce E. - Schoenberg, Finkel, Newman & Rosenberg, LLC” <bruce.bell@sfnr.com>, Bevilacqua Louis <lou@bevilacquapllc.com>, Donohoe Dave <ddonohoe@donohoeadvisory.com>
Bcc:
Date: Mon, 18 Jun 2018 12:58:09 +0000
Subject: Resignation from FCRE

Mike & Fellow Board Members~

This plan is absolutely absurd. No reasonable business person would ever head down the path you are proposing. As a result of this planned approach I hereby resign my position as Chairman of the Board of FCRE effective immediately. I know that I can not stop this plan from happening as the 3 of you (Dolev Rafaeli, Dennis McGrath & Michael Stewart) can get anything you want approved by a 3-2 vote. I have stated this publicly on numerous occasions that this company’s 2 greatest assets were our management team (Vineet & Matt) and our NASDAQ listing. By voluntarily delisting from NASDAQ to OTC you are giving up our last valuable asset and guaranteeing no chance of a transformational deal for our shareholders. How could anyone ever vote to voluntarily delist to OTC and then appoint you, Michael Stewart, a 30 year veteran of the cosmetics and health care industry with no experience in the real estate industry as the CEO of a real estate company. As I said, absolutely absurd.

The second reason I am leaving is I still shake my head regarding your voting group of 3, voting to overturn the recommendations of previous management (Suneet Singal & Steve Johnson) as well as current management (Vineet Bedi & Matt Stolzar, now previous management as well) not to fund the 401K match for 2017, because of our weak financial condition. Your voting group of 3 decided to override those prudent financial decisions by both prior management teams with a 3-2 vote to fund the 401K match for 2017, in the amount of $46,000. Of that amount $27,000 went to 2 members of your voting group of 3 who also happen to be inside, interested directors. Another $7,000 went to a former employee who was terminated for cause for [DELETED*]. It was this company’s failure to establish the proper controls, checks and balances, and supervision oversight, that allowed this to occur in the first place. So now your voting group of 3 turns around and gives this [DELETED*] a $7,000 401k cash match. In my opinion, it was the most unethical, self serving behavior that I have ever witnessed in my 40 year Wall Street career.

My third and final reason for resigning was Sagiv’s recents allegations about the potential [DELETED*]transaction where he accused Vineet of self dealing. These erroneous allegations are completely unfounded and simply not true. I will quote these misguided allegations directly from the email that Dolev sent to the entire board on June 16th at 5:09pm Eastern Time. “Sagiv pointed out that Vineet’s self dealing with the [DELETED*] party (and his self nomination to the resulting board, as a representative of the FCRE shareholders) are to be pointed out as well.” In my role as Board Chair, Vineet and I were in constant communication on a daily basis on this matter and Vineet never tried to position himself with a board seat for the new company. At every turn he always said “I will do whatever is in the best interest of our shareholders, I will step down as CEO, I will remain on in any function as long as it benefits our shareholders”. For Sagiv to allege that Vineet was self dealing by putting his personal interest’s in front of our shareholder’s interest regarding a potential board seat in this transaction is 100% false. If this board puts that allegation from Sagiv into your response to Vineet and Matt’s resignation you are opening this company up to potential litigation.

Finally, I have no desire to get into a legal debate with any of you whether Vineet and Matt legally and technically resigned with good reason. The undisputed fact remains that a majority of this board drove Vineet and Matt’s resignations with it’s unethical, self dealing behavior. I am not comfortable defending this board by signing a letter to refute Vineet and Matt’s good reason claim.

In closing, under the stewardship of your voting group of 3, FCRE has lost our 2 greatest assets, our management team (Vineet & Matt) and now our NASDAQ listing. I hope that ALL of our shareholders hold the 3 of you accountable for your actions that have now insured that FCRE will never be able to orchestrate a transformational deal that would have created tremendous shareholder value. Instead under your plan they will be left with OTC listed real estate company run by a cosmetics and healthcare industry veteran with no real estate industry experience. Talk about a formula for disaster for our shareholders. As a significant shareholder in this company I will be watching your every move.

One final note, I hereby demand that the entire unedited content of this resignation letter be filed with the 8K announcing my resignation or I will forward to the S.E.C., other regulatory bodies, as well as the financial media so that this information is properly disclosed to the investing public.

Dr. Bob~

Dr. Bob Froehlich
Chairman, Chief Executive Officer, President & Owner
KANE COUNTY COUGARS BASEBALL CLUB
Class “A” Affiliate of the Arizona Diamondbacks

Email: drbobf@gmail.com

Cell: 312-804-4177
Fax: 603-789-8172

* FC Global Realty Incorporated is subject to an obligation to maintain confidentiality of certain information that has been redacted from this letter.

From: Robert Froehlich <drbobf@gmail.com>
Sent: Tuesday, June 19, 2018 4:59 AM
To: Richard J. Leider <richard@anvilbuilders.com>
Subject: Resignation Language Modification

Richard~

Thanks for taking the time to reach out to me late yesterday morning. Finally, the FCRE board is right about something, I would have hung up on all of them except you, who I have a deep respect for, not just for what you have accomplished but for your high ethical and moral standards as well.

I am sure you could tell by my tone of voice that your offer to me was falling on deaf ears as I clearly have no interest what so ever to change anything. I did promise you to at least consider it over night which I have done.

While I greatly respect your positioning that if my resignation goes public as I have demanded, there will be a flood gate of litigation and bad press and nobody wants that. That is only half true. My resignation letter is air tight litigation proof. The letter I finally sent was the 7th draft. I worked with the top litigation counsel at Jenner & Block who helped me craft my resignation letter by pushing the envelope while never going too far. Needless to say I am ready for any and all legal battles.

Plus I have turned into a really good witness and the jury really likes me. Everyone on the jury loves the person who is standing up for the “Little guy”, the Main Street investor. Then when they recognize me from CNBC, its game over. Also, I am even better at depositions, as I am a detailed note taker and wow do I have some amazing stories about FCRE that I can’t wait to tell.

Bottom line is that the potential litigation threat that looms over my head if I don’t pull back my public demand is “all bark and no bite”.

So, after giving your offer much thought here is my response. First, I have absolutely no interest whatsoever in rejoining the board of FCRE (as an independent director and not as board chair). I am making a clean break and I want nothing to do with this company.

Second, if you want me to remove the last paragraph in my resignation letter so the details no longer need to be included in the 8K filings, I would consider doing that for the following 3 conditions.

First, I want the 401K 2017 match resolution rescinded by the board. I am not losing on this issue and if you do not rescind that action we have nothing further to discuss.

Second, I want completely out of FCRE as a board member and as an investor. I currently own 58,149 shares of FCRE, with a cost basis of $58,820.69 (or $1.01 per share). I want taken out of this entire position for $58,820.69. I don’t care who buys the stock. It can either be FCRE, or Dolev or Dennis personally or even National Securities for that matter, I simply want out and the cost is $58,820.69.

Third and finally, I want paid in full all of my past and current board fees and I want them paid at the level Suneet promised me. As way of background, board members receive $40,000 annually and then the Audit Chair receives an addition $10,000, and the Compensation Committee Chair an additional $5,000 and the Corporate Governance Committee Chair an additional $5,000, while the Chairman of the Board receives zero additional compensation. That structure got us to the table that Matt Stolzar prepared which showed I am due $45,000 in Directors Fees.

That is not what I was promised by Suneet Singal when I joined this board and agreed to become Chairman. He promised me that the Board Chair would be paid $120,000 annually, retroactively to when I began and all other board members would be paid $60,000 annually instead of the current $40,000. Suneet even told me that he discussed this with you as Compensation Committee Chair and that you agreed with his approach. So with a $120,000 base instead of a $40,000 base my 2017 Owed Number would be $60,250 and my 1st Half of 2018 would also be $60,250, for a total Board fees Owed of $120,500. Not sure what you need to do to make all of that happen, however, I really don’t care. I gave a big part of my life sacrificing thousands of hours and blood, sweat and tears and I want paid for it. I want all Fees paid in a lump sum cash payment of $120,500.

If you want to keep my resignation out of the public eye these are my terms. $179,320.69 cash payment ($58,820.69 for FCRE Stock plus $129,500 for Past & Current Board Fees) and a Unanimous Written Consent Rescinding the 401K Match for 2017. I am tired of wasting my time on FCRE matters. You have until 10:00amCENTRAL TIME, Wednesday, June 20th to accept these terms.

I am tied up most of the day today with Midwest League Baseball Summer Meetings. I have a brief window today between 2:00pm and 3:00pm EASTERN TIME or anytime after 5:00pm EASTERN TIME.

DB~

Dr. Bob Froehlich
Chairman, Chief Executive Officer, President & Owner
KANE COUNTY COUGARS BASEBALL CLUB
Class “A” Affiliate of the Arizona Diamondbacks

drbobf@gmail.com
312-804-4177